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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-12138

                                PDV AMERICA, INC.
             (Exact name of registrant as specified in its charter)

                One Warren Place, 6100 South Yale Avenue, Tulsa,
        Oklahoma 74136, (918) 495-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            7-7/8% Senior Notes, Due
                     2003 (Title of each class of securities
                              covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend duty to file reports:

         Rule 12g-4(a)(1)(i) [X]                Rule 12h-3(b)(1)(i) [X]
         Rule 12g-4(a)(1)(ii)[ ]                Rule 12h-3(b)(1)(ii)[ ]
         Rule 12g-4(a)(2)(i) [ ]                Rule 12h-3(b)(2)(i) [ ]
         Rule 12g-4(a)(2)(ii)[ ]                Rule 12h-3(b)(2)(ii)[ ]
                                                Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice
date:   None

Pursuant to the requirements of the Securities Exchange Act of 1934, PDV America Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 4, 2003          By: /s/  Paul Largess
      --------------              ---------------------------------------------
                                  Name: Paul Largess
                                  Title: Treasurer and Chief Accounting Officer